Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

MicroStrategy Incorporated’s subsidiaries as of February 8, 2012 are listed below.

821,393 LLC (Delaware)	MicroStrategy France SARL (France)

Alert Media Group LLC (Delaware)	MicroStrategy Holdings (Hong Kong) Co. Limited (Hong Kong)

Alert Media Group II LLC (Delaware)	MicroStrategy Ibérica, S.L.U. (Spain)

Angel.com Incorporated (Delaware)	MicroStrategy India Private Limited (India)

MicroStrategy Administration Corporation (Delaware)	MicroStrategy International Limited (Bermuda)

MicroStrategy Management Corporation (Delaware)	MicroStrategy International II Limited (Bermuda)

MicroStrategy Services Corporation (Delaware)	MicroStrategy Italy S.r.l. (Italy)

Reporting Technologies, Inc. (Delaware)	Microstrategy Japan Kabushiki Kaisha (MicroStrategy Japan Inc.) (Japan)

Strategy.com Incorporated (Delaware)	MicroStrategy Korea Co., Ltd. (Korea)

MicroStrategy Enterprises, Inc. (Delaware)	MicroStrategy Limited (United Kingdom)

AMG International C.V. (Netherlands)	MicroStrategy México, S. de R.L. de C.V. (Mexico)

Alert Media Group International B.V. (Netherlands)	MicroStrategy Poland sp. z o. o. (Poland)

MicroStrategy Austria GmbH (Austria)	MicroStrategy Portugal, Sociedade Unipessoal, Lda. (Portugal)

MicroStrategy Belgium BVBA (Belgium)	MicroStrategy Pty. Ltd. (Australia)

MicroStrategy Beijing R&D Center (China)	MicroStrategy Singapore Pte. Ltd. (Singapore)

MicroStrategy Benelux B.V. (Netherlands)	MicroStrategy Software (Shanghai) Co., Ltd. (China)

MicroStrategy Brasil Ltda. (Brazil)	MicroStrategy South Africa (Proprietary) Limited (South Africa)

MicroStrategy Canada Incorporated (Canada)	MicroStrategy Sweden AB (Sweden)

MicroStrategy China Technology Center Ltd. (China)	MicroStrategy Switzerland GmbH (Switzerland)

MicroStrategy Denmark ApS (Denmark)	Strategy.com International Limited (Bermuda)

MicroStrategy Deutschland GmbH (Germany)